Exhibit 99.1

Qwest Reports Third Quarter 2009 Results

Unaudited (in millions, except per share and margin amounts)

	3Q 2009	2Q 2009	Change		3Q 2008	Change
Operating Revenue	$3,054	$3,090	(1.2)%		$3,379	(9.6)%
Operating Income	485	491	(1.2)%		454	6.8%
Income before Income Taxes	211	217	(2.8)%		218	(3.2)%
Net Income	136	212	(35.8)%		145	(6.2)%
Net Income per Diluted Share	$0.08	$0.12	(33.3)%		$0.08	0.0%
Adjusted EBITDA(a)	1,093	1,092	0.1%		1,083	0.9%
Adjusted EBITDA Margin	35.8%	35.3%	50	bps	32.1%	370	bps
Adjusted Free Cash Flow	428	657	(34.9)%		330	29.7%

(a) See Attachment E for Non GAAP Reconciliations

Third Quarter Highlights

•                  Achieves strong adjusted EBITDA and free cash flow(a)

•                  Improved revenue mix and efficiencies drive adjusted EBITDA margin of 35.8 percent

•                  IP revenue growth supports continued market share gains in enterprise space

•                  Growing demand for high-speed services on fiber to the node network

•                  Completion of wireless migration on track

•                  Updates financial guidance

DENVER — Oct. 28, 2009 — Qwest Communications (NYSE: Q) today reported financial results for the third quarter 2009.  In the quarter, net income was $136 million.   Earnings per share were 8 cents, which was equal to prior-year results.  Current quarter earnings per share results include a 1 cent charge for severance, realignment and restructuring cost and litigation expense. The prior-year results include a 1 cent charge for severance, realignment and restructuring.  The third quarter, net operating revenue of $3.1 billion includes 36 percent growth in IP services. Overall reported revenues declined 10 percent compared to the prior-year period.  Excluding the effects of the company’s transition to a new wireless business model, revenue declined 7 percent year over year. Total operating revenues declined 1 percent sequentially.

In the quarter, adjusted EBITDA increased 1 percent from the year-ago period as substantial cost improvements offset lower revenue. Adjusted EBITDA for the quarter of $1.1 billion includes nearly $60 million of incremental non-cash pension and OPEB expenses compared to the third quarter 2008.  The adjusted EBITDA margin of 35.8 percent is an improvement of 370 basis points compared to the third quarter 2008 and a 50-basis-point sequential improvement. For the quarter, adjusted free cash flow was $428 million.  Year to date, adjusted free cash flow totaled $1.4 billion compared to $846 million through the third quarter 2008.

Qwest continued to make strong progress on expanding broadband capabilities in the third quarter.  Fiber to the node (FTTN) was deployed to more than 500,000 additional homes during the quarter. Qwest’s FTTN footprint now reaches more than three million homes. In the quarter, 71,000 customers added broadband services that utilize the fiber network. To support growing demand for enterprise broadband services, Qwest announced it will begin developing its next generation of backbone facilities with Alcatel-Lucent.  This development will provide 100 Gbps speeds across the network when fully implemented over the next year.  These strategic investments provide customers with enhanced functionality and support delivery of future simplified services.

“Our focus on perfecting the customer experience while maintaining strong financial discipline again enabled us to deliver solid results in the quarter.” said Edward A. Mueller, Qwest chairman and CEO.  “The ability of the Qwest team to steer through difficult market conditions has been exemplary.  This is evident in key measures of our performance including strategic revenue growth, reduced operating expenses, stable EBITDA, strong free cash flow and an improving leverage ratio.  As a result of our stronger-than-expected performance to date, we are raising our full year 2009 free cash flow outlook. We are optimistic about our prospects as the economy begins to improve in the quarters ahead.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Qwest reported total operating revenue of $3.1 billion in the third quarter. Strategic services revenue of $1.1 billion increased by 5 percent year over year and 1 percent sequentially reflecting higher demand for IP services. Legacy services revenue of $1.7 billion decreased 14 percent annually and 3 percent sequentially. Fewer access lines, from a weak economy and competition, and efforts to improve Wholesale long-distance profitability pressured legacy voice revenue. Customer transitions to IP services impacted legacy data revenue.

Expense

Operating expenses in the quarter were $2.6 billion, a decrease of $356 million, or 12 percent, year over year.  Cost of sales, selling and depreciation and amortization expense all declined over the period. The largest components of these savings were facility costs, due to lower long-distance volumes and the wind down of the wireless MVNO platform, as well as a reduced workforce.  General, administrative and other operating expense increased principally due to higher pension and OPEB expense and one-time lease termination benefits in the year-ago period.  Sequentially, operating expenses declined 1 percent due to lower selling and facility costs.  This was partially offset by increased network expense. Total employees at the end of the quarter were approximately 31,300, a decline of 3,400 or 10 percent, from the prior year.

Net Income

Net income for the third quarter was $136 million, a 6 percent decline from the year-ago period. In the third quarter 2008, net income reflected lower interest expense and a one-time benefit in other income. Net income declined by 36 percent sequentially due primarily to a one-time tax benefit recorded in the second quarter.

SEGMENT FINANCIAL RESULTS

Business Markets

Business Markets continued to outperform its peer group in the quarter and produced a strong annual gain in segment income.  Qwest’s success in the enterprise space continues to be driven by a strong mix of data and IP services, a diverse customer mix and differentiated user support. Recognition of Qwest’s nimble, customer-focused approach was reflected in Atlantic-ACM’s 2009 excellence awards. Business Markets received eight individual awards including best-in-class data and voice value and network performance.  In October, Qwest announced the opening of its 16th CyberCenter in Albuquerque, N.M., to support growing demand for hosting services.

Business Markets reported revenues of $1.0 billion, a decrease of 1 percent from the third quarter 2008 but an increase of 1 percent sequentially. Propelled by strong growth in IP services, strategic revenues increased 11 percent year over year. Legacy revenues decreased 9 percent from the prior-year period. Strategic revenue was 39 percent of total segment revenue, up from 35 percent a year ago.

The segment income contribution from Business Markets increased 11 percent year over year and was steady with the second quarter. Segment income margin percentage of 39.6 improved 430 basis points from a year ago.  The margin improvement is due to lower network costs and improved channel expense efficiencies.

Mass Markets

In the quarter, Qwest had success in selling bundled service offerings, and the company continued to make progress in moving to a more localized go-to-market approach. However, wireless substitution, increased unemployment, low business formation and soft housing trends in Qwest’s 14-state region continue to impact voice revenues. Substantial cost savings largely mitigated bottom-line impacts.

Mass Markets segment revenues of $1.2 billion declined 14 percent on a reported basis and were down 8 percent after normalizing for the wireless business model transition. Sequentially, revenue declined 3 percent on a reported basis and 2 percent after adjusting for wireless. Strategic revenue growth of 3 percent year over year was offset by legacy revenue declines of 12 percent.

Segment income for the quarter was flat year over year and declined 3 percent compared to the second quarter.  Expenses declined 26 percent from the year-ago period. These improvements included elimination of certain MVNO activities, force-to-load measures, enhanced network efficiencies and lower selling cost.  Segment income margin percentage improved 760 basis points compared to the year-ago quarter.

Total net broadband subscribers increased by 28,000 in the quarter bringing total subscribers to nearly 3 million.  Once again, demand within the FTTN footprint fueled subscriber growth. Total FTTN subscribers reached 340,000 or more than 11 percent of Qwest’s total high-speed Internet customers.

Total wireless subscribers at the end of the quarter were 786,000, up 23,000 from the end of the second quarter.  Qwest will stop providing MVNO services effective Oct. 31.

Qwest added 15,000 DIRECTV subscribers in the quarter. At the end of the period, approximately 15 percent of Qwest’s primary access line customers also were subscribing to DIRECTV services.

Wholesale Markets

Wholesale Markets posted its fourth consecutive quarter of segment margin improvement while revenue pressures moderated on a sequential basis.  Initial construction of fiber to the cell site began in the quarter, positioning Qwest to benefit from ongoing growth in wireless data services.

Segment revenue of $700 million declined 14 percent vs. the prior year mainly due to lower long-distance revenue.  Sequentially, revenue was down $12 million, or 2 percent.  Profitability measures that were undertaken in the second half of 2008 enhanced segment margins but impacted revenue. In addition, ongoing peer grooming efforts and access line trends continue to challenge revenue performance.

Wholesale segment income essentially was even with both the second quarter and the year-ago period.  Lower facility costs, bad debt expense and operational efficiencies were responsible for improvements in the segment cost structure.  Reflecting the elimination of low-margin revenues, Wholesale segment income margin percentage improved 920 basis points year over year.

Cash Flow and Capital Investment

Adjusted free cash flow was $428 million for the quarter, an increase of $98 million from the third quarter 2008.  Lower capital expenditures and working capital improvements contributed to strong free cash flow results.

Capital expenditures for the quarter were $341 million bringing the year-to-date total to $1.0 billion.  A reduction in projected network volumes, lower maintenance capital requirements and fewer project-specific requirements have contributed to lower capital expenditures throughout 2009.

Balance Sheet

In the quarter, the company continued to strengthen the balance sheet by reducing net debt while improving liquidity.  Net debt fell to $12.1 billion from $12.3 billion at the end of the second quarter.  Overall cash and cash equivalent balances increased to $2.1 billion from $1.8 billion.  The company’s net debt-to-adjusted EBITDA leverage ratio was at 2.7 times, which is equal to the second quarter but down from 3.0 times in the third quarter 2008.  During the quarter, the company successfully issued approximately $550 million of debt at the parent company at a coupon rate of 8 percent.

Shareholder Returns

Qwest returned $138 million to shareholders in the third quarter through an 8 cent-per-share dividend.  On Oct. 14, Qwest’s board of directors approved the payment of a fourth quarter dividend of 8 cents per share.  The dividend will be paid on Dec. 11, 2009, to shareholders of record as of Nov. 20, 2009. This marks Qwest’s eighth consecutive quarterly dividend.

Guidance

Based on results through the third quarter, Qwest now expects to achieve full year adjusted EBITDA at the upper end of its prior guidance, which called for a range of $4.25 billion to $4.4 billion.  The outlook for full year 2009 capital investments is now $1.6 billion or lower vs. the prior outlook of $1.7 billion or lower. The full year adjusted free cash flow is now expected to be $1.6 billion to $1.7 billion. Prior guidance called for annual adjusted free cash flow of $1.5 to $1.6 billion.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT. A live webcast, including a simultaneous slide presentation, and replay of the call is available at www.qwest.com/about/investor/events. Additional quarterly historical financial information can be found at www.qwest.com/about/investors/financial/index.

About Qwest

Customers coast-to-coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic Internet service, high-speed Internet solutions, as well as digital home phone, wireless service available through Verizon Wireless and DIRECTV services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

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Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions, including the current financial crisis.  The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.  Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information

Media Contact:
Diane Reberger
303-992-1662
diane.reberger@qwest.com

Investor Contact:
Kurt Fawkes
303-992-0029
kurt.fawkes@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (2)

(UNAUDITED)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in millions except per share amounts, shares in thousands)

Operating revenue	$3,054	$3,379	(9.6)%	$9,317	$10,160	(8.3)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	932	1,232	(24.4)%	2,794	3,562	(21.6)%
Selling	460	575	(20.0)%	1,502	1,657	(9.4)%
General, administrative and other operating	596	519	14.8%	1,764	1,650	6.9%
Depreciation and amortization	581	599	(3.0)%	1,732	1,753	(1.2)%
Total operating expenses	2,569	2,925	(12.2)%	7,792	8,622	(9.6)%

Operating income	485	454	6.8%	1,525	1,538	(0.8)%

Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	274	263	4.2%	810	805	0.6%
Other—net	—	(27)	nm	(11)	(28)	(60.7)%
Total other expense (income)—net	274	236	16.1%	799	777	2.8%
Income before income taxes	211	218	(3.2)%	726	761	(4.6)%
Income tax expense	75	73	2.7%	172	286	(39.9)%
Net income	$136	$145	(6.2)%	$554	$475	16.6%

Earnings per common share:
Basic	$0.08	$0.08	—%	$0.32	$0.27	18.5%
Diluted	$0.08	$0.08	—%	$0.32	$0.27	18.5%

Weighted average common shares outstanding:
Basic	1,711,954	1,713,127	(0.1)%	1,707,354	1,739,441	(1.8)%
Diluted	1,719,502	1,713,745	0.3%	1,713,405	1,741,928	(1.6)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation.

(2)  Effective January 1, 2009, we adopted FSP APB 14-1(Accounting Standards Codification (“ASC”) 470). The adoption of this FSP resulted in us retrospectively adjusting previously reported net income, interest expense on long-term borrowings and capital leases—net and income tax expense for all periods presented.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)

(UNAUDITED)

	September 30,	December 31,
	2009	2008
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$2,074	$565
Other	2,273	2,405
Total current assets	4,347	2,970
Property, plant and equipment—net and other	15,878	17,171
Total assets	$20,225	$20,141

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term borrowings	$925	$820
Accounts payable and other	2,656	3,033
Total current liabilities	3,581	3,853
Long-term borrowings—net	13,210	12,735
Other	4,465	4,939
Total liabilities	21,256	21,527
Stockholders’ deficit	(1,031)	(1,386)
Total liabilities and stockholders’ deficit	$20,225	$20,141

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation.

(2)  Effective January 1, 2009, we adopted FSP APB 14-1(ASC 470). The adoption of this FSP resulted in us retrospectively adjusting previously reported long-term borrowings—net, other assets and liabilities and stockholders’ deficit for all periods presented.

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2009	2008
	(Dollars in millions)

Cash provided by operating activities	$2,431	$2,023
Cash used for investing activities	(1,016)	(1,343)
Cash provided by (used for) financing activities	94	(996)
Increase (decrease) in cash and cash equivalents	$1,509	$(316)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA (1)

(UNAUDITED)

	Three Months Ended
	September 30,
	2009	2008	% Change
	(Dollars in millions)
Operating revenue (2):
Total segment revenue	$2,958	$3,286	(10.0)%
Other revenue (primarily USF surcharges)	96	93	3.2%
Total operating revenue	$3,054	$3,379	(9.6)%

Total segment results (2) (3):
Total segment revenue	$2,958	$3,286	(10.0)%
Total segment expenses	1,417	1,782	(20.5)%
Total segment income	$1,541	$1,504	2.5%
Total segment margin percentage	52.1%	45.8%

Revenue, expenses, income and margin percentage by segment (2) (3):
Business markets:
Revenue:
Strategic services (4)	$402	$361	11.4%
Legacy services (4)	477	525	(9.1)%
Total strategic & legacy services	879	886	(0.8)%
Data integration (4)	153	158	(3.2)%
Total revenue	1,032	1,044	(1.1)%
Expenses:
Direct segment expenses	300	339	(11.5)%
Assigned facility, network and other expenses	323	336	(3.9)%
Total expenses	623	675	(7.7)%
Income	$409	$369	10.8%
Margin percentage	39.6%	35.3%
Mass markets:
Revenue:
Strategic services (4)	$346	$335	3.3%
Legacy services (4)	860	975	(11.8)%
Total strategic & legacy services	1,206	1,310	(7.9)%
Wireless services (4)	20	116	(82.8)%
Total revenue	1,226	1,426	(14.0)%
Expenses:
Direct segment expenses	250	323	(22.6)%
Assigned facility, network and other expenses	303	428	(29.2)%
Total expenses	553	751	(26.4)%
Income	$673	$675	(0.3)%
Margin percentage	54.9%	47.3%
Wholesale markets:
Revenue:
Strategic services (4)	$303	$309	(1.9)%
Legacy services (4)	397	507	(21.7)%
Total revenue	700	816	(14.2)%
Expenses:
Direct segment expenses	35	45	(22.2)%
Assigned facility, network and other expenses	206	311	(33.8)%
Total expenses	241	356	(32.3)%
Income	$459	$460	(0.2)%
Margin percentage	65.6%	56.4%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	September 30,
	2009	2008	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	31,292	34,656	(9.7)%

Access lines:
Business markets	2,468	2,680	(7.9)%
Mass markets	7,045	8,022	(12.2)%
Wholesale markets (5)	1,048	1,167	(10.2)%
Total access lines	10,561	11,869	(11.0)%

Mass markets connections:
Access lines:
Consumer primary lines	5,375	6,134	(12.4)%
Consumer additional lines	459	573	(19.9)%
Small business lines	1,211	1,315	(7.9)%
Total access lines	7,045	8,022	(12.2)%
Other connections:
Broadband subscribers (6)	2,951	2,793	5.7%
Video subscribers	858	761	12.7%
Wireless subscribers (6)	786	772	1.8%
Total other connections	4,595	4,326	6.2%
Total mass markets connections	11,640	12,348	(5.7)%

	Three Months Ended
	September 30,
	2009	2008	% Change
Capital expenditures (in millions) (7):	$341	$466	(26.8)%
Consumer ARPU (in dollars)	$59	$56	5.4%
Wholesale minutes of use from carriers and CLECs (in millions)	8,274	9,770	(15.3)%

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation.

(2) We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments.

(3) Segment margin percentage represents segment income as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility costs, and various other costs.

(4)  Our strategic services are primarily private line, broadband, Qwest iQ Networking®, hosting, video, VoIP and Verizon Wireless services.

        Our legacy services are primarily local, long distance, access, traditional WAN, ISDN, and other more traditional telecommunications services.

        Data integration is telecommunications equipment located on customers’ premises and related professional services. These services include network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our governmental and business customers.

        Our Qwest-branded wireless products and services are wireless products and services that we provide through our mass markets segment under a pre-existing arrangement with a different wireless provider. This arrangement will end on October 31, 2009.

(5) Wholesale markets access lines include UNE (Unbundled Network Elements) lines.

(6) Broadband and wireless subscribers include an immaterial amount of business markets customers.

(7) Capital expenditures exclude assets acquired through capital leases.

(8) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from strategic and legacy services in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)

(UNAUDITED)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2009	2008	2009	2008	2008
	(Dollars in millions)
Operating revenue	$3,054	$3,379	$9,317	$10,160	$13,475
Cost of sales (exclusive of depreciation and amortization)	(932)	(1,232)	(2,794)	(3,562)	(4,585)
Selling expenses	(460)	(575)	(1,502)	(1,657)	(2,208)
General, administrative and other operating expenses	(596)	(519)	(1,764)	(1,650)	(2,231)
EBITDA (2)	$1,066	$1,053	$3,257	$3,291	$4,451

EBITDA—as adjusted (3):	$1,093	$1,083	$3,330	$3,368	$4,547
Less: Legal reserve	(16)	—	(16)	(40)	(40)
Less: Property tax settlement	—	—	—	40	40
Less: Realignment, severance and related costs	(11)	(30)	(57)	(77)	(96)

EBITDA (2):	1,066	1,053	3,257	3,291	4,451
Depreciation and amortization	(581)	(599)	(1,732)	(1,753)	(2,354)
Total other (expense) income—net	(274)	(236)	(799)	(777)	(1,046)
Income tax expense	(75)	(73)	(172)	(286)	(399)
Net income	$136	$145	$554	$475	$652

EBITDA margin percentage—as adjusted (3):
EBITDA—as adjusted	$1,093	$1,083	$3,330	$3,368	$4,547
Divided by total operating revenue	$3,054	$3,379	$9,317	$10,160	$13,475
EBITDA margin percentage—as adjusted	35.8%	32.1%	35.7%	33.1%	33.7%

EBITDA margin percentage (2):
EBITDA	$1,066	$1,053	$3,257	$3,291	$4,451
Divided by total operating revenue	$3,054	$3,379	$9,317	$10,160	$13,475
EBITDA margin percentage	34.9%	31.2%	35.0%	32.4%	33.0%

Free cash flow from operations (4):
Cash provided by operating activities	$769	$726	$2,431	$2,023	$2,931
Less: expenditures for property, plant and equipment and capitalized software	(341)	(466)	(1,023)	(1,416)	(1,777)
Free cash flow from operations	428	260	1,408	607	1,154
Add: certain one-time settlement payments	—	70	16	239	285
Adjusted free cash flow from operations	$428	$330	$1,424	$846	$1,439

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	September 30,	December 31,
	2009	2008
	(Dollars in millions)
Net debt (5):
Current portion of long-term borrowings	$925	$820
Long-term borrowings—net	13,210	12,735
Total borrowings—net	14,135	13,555
Less: cash and cash equivalents	(2,074)	(565)
Net debt	$12,061	$12,990

Ratio of net debt to EBITDA—as adjusted (6):

Total net debt	$12,061	$12,990
Divided by EBITDA—as adjusted	$4,509	$4,547
Ratio of net debt to EBITDA—as adjusted	2.7	2.9

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation. Effective January 1, 2009, we adopted FSP APB 14-1. The adoption of this FSP resulted in us retrospectively adjusting previously reported net income and long-term borrowings—net for all periods presented.

(2) EBITDA and EBITDA margin percentage are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(3) EBITDA—as adjusted and EBITDA margin percentage—as adjusted are non-GAAP financial measures that reflect our operating performance before the impacts of certain non-cash items and after removing the effects of items that we believe are not representative of our core ongoing telecommunications operations, such as severance charges, restructuring charges and charges for securities-related litigation.  We provide this information to supplement our GAAP financial measures because we believe that investors commonly use this information to analyze the results of our core operations, to identify financial trends in these results and to compare our operating performance to that of our competitors.  Management also uses these measures for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(4) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense/benefit. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities and voluntary debt repayment.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2009, information to reconcile this non-GAAP financial measure is not available at this time.

(5) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.

(6) The ratio of net debt to EBITDA—as adjusted is a non-GAAP financial measure that we calculate as net debt divided by a rolling four quarters of EBITDA—as adjusted. Other companies may calculate this measure differently. We believe this measure provides useful information to our investors about our debt level relative to our performance and about our ability to meet our financial obligations.